Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                              (Dollars in millions)

                                                                                            Nine months
                                                                                               ended           Year ended
                                                                                           September 30,      December 31,
                                                                                               2005               2004
                                                                                               ----               ----
Pretax income from operations:
  Net income...........................................................................        $247.8             $294.8
  Add income tax expense...............................................................         140.7              159.3
                                                                                               ------             ------

     Pretax income from operations.....................................................         388.5              454.1
                                                                                               ------             ------

Add fixed charges:
  Interest expense.....................................................................          37.2               71.5
  Interest expense on investment borrowings............................................           6.5                8.0
  Interest added to policyholder account balances .....................................         316.1              410.4
  Portion of rental (a)................................................................           9.8               13.5
                                                                                               ------             ------

     Fixed charges.....................................................................         369.6              503.4
                                                                                               ------             ------

     Adjusted earnings.................................................................        $758.1             $957.5
                                                                                               ======             ======

         Ratio of earnings to fixed charges............................................         2.05X              1.90X
                                                                                                =====              =====

Fixed charges..........................................................................        $369.6             $503.4
Add dividends on preferred stock, including dividends on preferred stock of
  subsidiaries (divided by the ratio of income to pretax income).......................          44.7              100.9
                                                                                              -------             ------

     Fixed charges plus preferred dividends............................................        $414.3             $604.3
                                                                                               ======             ======

     Adjusted earnings.................................................................        $758.1             $957.5
                                                                                               ======             ======

         Ratio of earnings to fixed charges and preferred dividends....................         1.83X              1.58X
                                                                                                =====              =====

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(a)  Interest portion of rental is estimated to be 33 percent.

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